Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of October 24, 2019 (the “Effective Date”), by and between GENUS ONCOLOGY, LLC, a Delaware limited liability company (“Genus”), having a place of business at 650 Albany Street, Boston, MA 02118, and POSEIDA THERAPEUTICS, INC., a Delaware corporation (“Poseida”), having a place of business at 4242 Campus Point Court, Suite 700, San Diego, CA 92121. Genus and Poseida are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Genus has developed or otherwise controls certain intellectual property related to antibodies targeting mucin 1, cell surface associated (as defined below, “MUC1”);

WHEREAS, Poseida is a biopharmaceutical company engaged in the development of gene and cell therapies for cancer and other disorders, including chimeric antigen receptor T cells and NK cells; and

WHEREAS, Genus desires to grant Poseida an exclusive license, and Poseida desires to obtain from Genus an exclusive license, to develop and commercialize CAR cells expressing antibodies and derivatives thereof targeting MUC1, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1    “Acquirer” means, collectively: (a) any Third Party that, after the closing of a change of control, controls Genus; and (b) such Third Party’s Affiliates existing immediately prior to the closing of such change of control. For the purposes of this definition, change of control means (a) a merger, reorganization or consolidation of Genus with or into a Third Party which results in the voting securities of Genus outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such merger, reorganization or consolidation, (b) a Third Party becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Genus other than as a result of a bona fide financing transaction of Genus or (c) the sale or other transfer to a Third Party of all or substantially all of Genus’s business or assets to which this Agreement relates.

1.2    “Affiliate” means, with respect to a particular Party, a person, corporation, partnership or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning,

1.

the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity or by contract or otherwise.

1.3    “Antibody” means (a) any sequence of the variable region of the light chain or the heavy chain of any antibody that (i) is claimed or disclosed in any of the Patents set forth on Exhibit A or (ii) targets MUC1 and is Controlled by Genus or its Affiliates at any time during the Term, (b) any fragment, derivative or modification of any of the foregoing that targets MUC1, including any recombinant version, chimera or humanized derivative, or fusion or conjugate with any other molecule, and that is claimed or disclosed in any Patent Controlled by Genus, or (c) any nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) any one of the molecules described in the preceding clauses (a) or (b), where such nucleotide is claimed or disclosed in any Patent Controlled by Genus.

1.4    “BLA” means (a) a Biologics License Application filed with the FDA for marketing approval of a Licensed Cell Product, or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and (b) similar filings outside the United States with applicable Regulatory Authorities, including the EMA. BLA excludes pricing and reimbursement approvals.

1.5    “Calendar Quarter” means a period of three (3) consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July, or October, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.

1.6    “Calendar Year” means a period of twelve (12) consecutive months corresponding to the calendar year commencing on the first day of January, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.

1.7    “CAR” means a genetically engineered molecule that, when present on the surface of human cells, enables such cells to recognize and bind to specific antigens that are present on the surface of other cells and that includes at least: (a) […***…], (b) […***…] and (c) […***…].

1.8    “CAR Cell” means any cell, including without limitation a T-lymphocyte or natural killer cell, that expresses or is capable of expressing a transgene encoding a CAR.

1.9    “Combination Product” means a product in which […***…] (each, an “Other Product”) that are […***…].

1.10    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Poseida to develop or commercialize a Licensed Product, the level of efforts and expenditure of resources […***…]

***Certain Confidential Information Omitted

2.

[…***…].

1.11    “Confidential Information” means, with respect to a Party, all Information of such Party (in such capacity, the “Disclosing Party”) that is disclosed to the other Party (in such capacity, the “Receiving Party”) in connection with this Agreement, whether disclosed in oral, written, graphic or electronic form. All information disclosed by a Party pursuant to the Mutual Non-Disclosure Agreement between the Parties dated July 1, 2015 (the “Confidentiality Agreement”) shall be deemed to be such Party’s Confidential Information hereunder.

1.12    “Control” means, with respect to any material, Information or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information or intellectual property right and, in each case, has the ability to grant to the other Party access, a license or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party.

1.13    “Cover” means, with respect to a claim of a Patent in any country in the Territory and a Licensed Product, that such claim would (or, with respect to a claim in a pending patent application, would if such claim were to issue with the then-pending claims) be infringed, absent a license thereunder or ownership thereof, by the manufacture, use, offer for sale, sale or importation of such Licensed Product, including the Antibody in such Licensed Product, in such country.

1.14    “Covering Claim” has the meaning set forth in Section 4.4(b).

1.15    “DFCI” means Dana-Farber Cancer Institute, Inc., a Massachusetts non-profit organization.

1.16    “DFCI Agreement” means that certain License and Exclusive Sublicense Agreement dated April 10, 2007, as amended prior to the Effective Date or thereafter in accordance with the terms of this Agreement, by and between DFCI and Genus. The DFCI Agreement, as in existence as of the Effective Date, is attached hereto as Exhibit B.

1.17    “DFCI Patents” means any and all Licensed Patents that are licensed to Genus by DFCI under the DFCI Agreement.

1.18    “Disclosing Party” has the meaning set forth in Section 1.11.

***Certain Confidential Information Omitted

3.

1.19    “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.20    “EMA” means the European Medicines Agency or any successor entity.

1.21    “FDA” means the United States Food and Drug Administration or any successor entity.

1.22    “Field” means use of CAR Cells for treatment, prevention and palliation of human diseases and conditions.

1.23    “First Commercial Sale” means, with respect to a Licensed Product and regulatory jurisdiction, the first transfer to a Third Party of such Licensed Product in such regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction for such Licensed Product for which Net Sales are generated.

1.24    “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58.

1.25    “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.26    “Indication” means a human disease or medical condition that is approved by a Regulatory Authority to be included as a discrete claim (as opposed to a subset of a claim) in the labeling of a Licensed Product based on: […***…].

1.27    “Information” means any data, results and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures.

***Certain Confidential Information Omitted

4.

1.28    “Initiation” means, with respect to a clinical trial, first dosing of the first subject in such clinical trial.

1.29    “Initiation of GLP Tox” means the first dosing of an animal in the first non-clinical study of a Licensed Cell Product conducted in accordance with GLP.

1.30    “Joint Inventions” has the meaning set forth in Section 6.1.

1.31    “Joint Patents” has the meaning set forth in Section 6.1.

1.32    “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.33    “Licensed Cell Patent” means a Licensed Patent that Covers a Licensed Cell Product.

1.34    “Licensed Know-How” means all Information that is: (a) Controlled by Genus or its Affiliates (excluding an Acquirer) as of the Effective Date or during the Option Period; (b) disclosed to Poseida prior to […***…] days after Poseida’s exercise of the Option; and (c) necessary to develop, manufacture or commercialize any Licensed Product, but excluding the Joint Inventions.

1.35    “Licensed Patent” means any Patent that: (a) is Controlled by Genus or its Affiliates, as of the Effective Date or at any time during the Term; provided however, Licensed Patent excludes any Patent Controlled by an Acquirer that that is not an improvement or modification of any Patent Controlled by Genus or its Affiliates immediately prior to the closing of the change of control; and (b) Covers development, manufacture, use, sale, offer for sale, or import of any Licensed Product, but excluding the Joint Patents. Licensed Patents include all Patents listed on Exhibit A.

1.36    “Licensed Product” means (a) a product that incorporates, uses or administers a CAR Cell, alone or with one or more other active ingredients (a “Licensed Cell Product”) or (b) any diagnostic device, assay or test performed for the purpose of providing diagnostic or other information to determine whether use of a Licensed Cell Product is appropriate, safe or effective for a particular disease or condition (a “Licensed Companion Diagnostic”).

1.37    “Licensed Technology” means the Licensed Patents, the Licensed Know-How and Genus’ interest in the Joint Inventions and Joint Patents.

1.38    “Major Market” means any of the […***…].

1.39    “MUC1” means mucin 1, a transmembrane mucin family protein consisting of highly conserved 20 amino acid repeats (HGVTSAPDTRPAPGSTAPPA) decorated with a dense O-linked glycosylation pattern.

***Certain Confidential Information Omitted

5.

1.40    Net Sales.

(a)    “Net Sales” means, with respect to any Licensed Product, the gross income derived by Poseida and its Affiliates and Sublicensees for sales or transfer of such Licensed Product in the Field to unaffiliated Third Parties (including distributors and end users), less the following deductions to the extent such deductions (A) are borne by Poseida, its Affiliates or Sublicensees and (B) are consistent with the accounting standards of the selling Person:

(i)	[…***…];

(ii)	[…***…];

(iii)	[…***…];

(iv)	[…***…];

(v)	[…***…]; and

(vi)	[…***…].

Net Sales includes the fair market value of any non-cash consideration from sale of Licensed Products received by Company, its Affiliates or Sublicensees.

Licensed Products are considered “sold” or “transferred” when billed, invoiced, or payment is received, whichever occurs first.

Notwithstanding the foregoing, amounts received or invoiced by Poseida or its Affiliates or Sublicensees for the sale of Licensed Products among Poseida and its Affiliates and Sublicensees shall not be included in the computation of Net Sales hereunder.

***Certain Confidential Information Omitted

6.

Notwithstanding the foregoing, Net Sales shall not include any amounts invoiced for sales of Licensed Products supplied for use in clinical trials, or under early access, compassionate use, named patient, indigent access, patient assistance or other similar reduced pricing programs.

(b)    In the event a Licensed Product is sold as part of a Combination Product, Net Sales for the purposes of determining payments hereunder shall be calculated as follows:

(i)	[…***…].

(ii)	[…***…].

(iii)	[…***…].

(iv)	[…***…].

(v)	[…***…].

1.41    “Option” has the meaning set forth in Section 2.1(a).

1.42    “Option Period” means the period of time commencing on the Effective Date and ending […***…] thereafter.

***Certain Confidential Information Omitted

7.

1.43    “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, registrations, validations, re-examinations, continuations, continued prosecution applications, continuations-in-part or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.44    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization.

1.45    “Phase 2 Clinical Trial” means a study in humans of the safety, dose range and efficacy of a Licensed Cell Product that is designed to generate sufficient data to commence a Phase 3 Clinical Trial pursuant to 21 C.F.R. 312.21 or corresponding provision outside the United States.

1.46    “Phase 3 Clinical Trial” means a clinical trial on a sufficient number of patients that is designed to establish that a Licensed Cell Product is safe and efficacious for its intended use, or to define warnings, precautions and adverse reactions that are associated with the Licensed Cell Product in the dosage range to be prescribed, and to support Regulatory Approval of such Licensed Cell Product.

1.47    “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.48    “Product Infringement” has the meaning set forth in Section 6.3(a).

1.49    “Receiving Party” has the meaning set forth in Section 1.11.

1.50    “Regulatory Approval” means all approvals, including, if applicable, Pricing Approvals, that are necessary for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction.

1.51    “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.52    “Regulatory Exclusivity” means any exclusive marketing rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patents, including orphan drug exclusivity, new chemical entity exclusivity or pediatric exclusivity.

1.53    “Representatives” means directors, employees, officers, consultants and/or agents of the specified Person.

1.54    “Royalty Term” has the meaning set forth in Section 4.4(b).

8.

1.55    “Sublicensee” means a Third Party that has received a sublicense from Poseida for some or all of the rights granted to Poseida under Section 2.2(b).

1.56    “Term” has the meaning set forth in Section 10.1.

1.57    “Territory” means all countries of the world.

1.58    “Third Party” means a person or entity other than Genus or Poseida or their respective Affiliates.

1.59    “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.60    “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that has been pending less than five (5) years from the earliest date on which such patent application claims priority (direct or indirect, in whole or in part) and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

ARTICLE 2

OPTION AND LICENSE GRANT

2.1    Option

(a)    Grant. Subject to the terms and conditions of this Agreement, Genus hereby grants to Poseida an exclusive option during the Option Period to obtain the exclusive license set forth in Section 2.2(b) (the “Option”).

(b)    Exercise. Poseida may exercise the Option by providing written notice to Genus delivered at any time during the Option Period, and simultaneously paying to Genus the Option exercise fee pursuant to Section 4.2.

2.2    Licenses to Poseida.

(a)    During the Option Period. Subject to the terms and conditions of this Agreement, Genus hereby grants to Poseida, during the Option Period, a non-exclusive, non-transferable (except in accordance with Section 12.10) license under the Licensed Technology to research, develop, make, use, import and have made Licensed Products in the Field in the Territory, solely for purposes of development of Licensed Products and preparation for clinical trials, but in

9.

no event does this license include the right for Poseida to initiate a clinical trial or commercialize any Licensed Products. Poseida may grant sublicenses under such license only to its Affiliates and to Third Parties performing activities for or on behalf of Poseida.

(b)    Upon Option Exercise. Subject to the terms and conditions of this Agreement, effective upon Poseida’s exercise of the Option pursuant to Section 2.1(b), Genus hereby grants to Poseida: (i) an exclusive (even as to Genus), non-transferable (except in accordance with Section 12.10), royalty bearing license, with the right to grant sublicenses through multiple tiers (subject to Section 2.3), under the Licensed Patents and Joint Patents to research, develop, make, have made, use, import, offer for sale and sell Licensed Cell Products in the Field in the Territory; (ii) a non-exclusive, non-transferable (except in accordance with Section 12.10), royalty bearing license, with the right to grant sublicenses through multiple tiers (subject to Section 2.3), under the Licensed Patents and Joint Patents to research, develop, make, have made, use, import, offer for sale and sell Licensed Companion Diagnostics in the Field in the Territory; and (iii) a non-exclusive, non-transferable (except in accordance with Section 12.10), royalty bearing license, with the right to grant sublicenses (subject to Section 2.3), under the Licensed Know-How and Joint Inventions, to research, develop, make, have made, use, import, offer for sale and sell Licensed Products in the Field in the Territory.

2.3    Sublicenses. Poseida shall have the right to grant sublicenses through multiple tiers under any or all of the rights granted in Section 2.2(b) to its Affiliates and to Third Parties, provided that Poseida shall notify DFCI […***…] days prior to the execution of any further sublicense of the DFCI Patents under this Section 2.3 (a “DFCI Sublicense”). Genus shall provide all reasonable assistance to Poseida to provide such notification to DFCI. Each such sublicense shall be consistent with and subject to the terms and conditions of this Agreement, and Poseida remains responsible for the operations of any Sublicensee under this Agreement as if the operations were carried out by Poseida.

(a)    Notice. Poseida shall promptly notify Genus in writing of the identity of any prospective Sublicensee at least […***…] days prior to entering into a sublicense.

(b)    Form and Content of Sublicenses. Poseida will issue any sublicenses granted by it under this Agreement in writing. Poseida will attach a copy of the DFCI Agreement to any DFCI Sublicense. In the event that Genus terminates this Agreement pursuant to Section 10.3, each sublicense granted by Poseida to a Third Party will be treated in accordance with Section 10.4(b). Poseida shall include the equivalent of at least the following provisions in all sublicenses:

(i)    Sublicensee shall use […***…] efforts to diligently pursue the commercialization of the Licensed Patents, consistent with the obligations of Poseida under this Agreement, and shall report annually to Poseida on its operations under the sublicense;

(ii)    Sublicensee shall make payments due to Poseida in relation to Net Sales of Licensed Products in a timely manner, so that Poseida may comply with Article 4 of this Agreement; and

***Certain Confidential Information Omitted

10.

(iii)    With respect to DFCI Sublicenses, the following provisions of the DFCI Agreement: Paragraph 2.5 (Reserved Rights), Paragraph 2.6 (Sublicensing), Sections 5.2.1 (Books and Records) and 5.2.2 (Inspections), Paragraphs 6.2 – 6.6 (U.S. Manufacture, Other Government Laws, Patent Marking, Publicity – Use of Name, Confidentiality), Article 7 (Patent Preparation, Filing, Prosecution and Maintenance), Article 8 (Patent Infringement and Enforcement), Section 9.5.4 (Termination – Sublicenses), Article 10 (Indemnification, Defense and Insurance), Article 11 (Warranties), and Article 14 (Dispute Resolution).

(c)    Copies of Sublicenses to Genus. Poseida shall forward to Genus a copy of any and all fully executed sublicenses, provided that Poseida may redact any terms thereof that are not necessary to ensure compliance with the terms of this Agreement or the DFCI Agreement. Such copy shall be postmarked within […***…] days of the execution of the sublicense. Poseida shall also forward to Genus annually a copy of the reports received by Poseida from all Sublicensee(s) during the preceding […***…] month period under the sublicenses as shall be pertinent to (i) its operations under the Sublicense, and (ii) a royalty accounting under the sublicense. All such copies will be Poseida’s Confidential Information.

(d)    Ongoing Obligations. Nothing in this Section 2.3 may be construed to relieve Poseida of its obligations to Genus under this Agreement.

2.4    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party. Poseida acknowledges and agrees that the DFCI Patents are licensed to Genus by DFCI under that certain DFCI Agreement. Poseida agrees that, notwithstanding any exclusive license granted to Poseida under this Agreement, (a) DFCI retains rights under the DFCI Patents as set forth in Section 2.5, and (b) any licenses and rights granted by Genus to Poseida under the DFCI Patents are granted only within the permissible scope of sublicenses granted under the DFCI Agreement.

2.5    Reserved Rights. The licenses granted by Genus under the DFCI Patents are subject to the following reserved rights:

(a)    The rights of the United States of America, as set forth in Public Laws 96-517 and 98-620, the regulations promulgated thereunder, and the policy of any funding agencies. Any rights granted hereunder, which are greater than permitted by Public Laws 96-517 and 98-620, are subject to modifications as required to conform to the provisions of those statutes.

(b)    DFCI’s right to make and use the Licensed Intellectual Property defined in the DFCI Agreement (the “DFCI Licensed Intellectual Property”) in the Field solely for teaching, education and other non-commercial research purposes, both laboratory and clinical.

(c)    The rights of other academic, governmental or not-for-profit organizations to use DFCI Licensed Intellectual Property solely for non-commercial research purposes in the Field.

***Certain Confidential Information Omitted

11.

(d)    DFCI’s right to grant non-exclusive, non-transferable licenses under the DFCI Patents to other academic, governmental or not-for-profit organizations to make and use DFCI Licensed Intellectual Property solely for non-commercial research purposes in the Field.

Provided that with respect to rights reserved under this Section 2.5, DFCI has agreed that: (i) any rights under the DFCI Licensed Intellectual Property granted to a Third Party shall be pursuant to a Material Transfer Agreement substantially in the form as shown on Schedule 9 to the DFCI Agreement and (ii) no rights will be granted to Third Parties to commercialize products Covered by the DFCI Patents.

2.6    Upstream License Terms. Poseida acknowledges and agrees that the rights and licenses granted under this Agreement with respect to the DFCI Patents are subject to the following provisions of the DFCI License Agreement (the “Upstream License Required Terms”): Paragraph 2.5 (Reserved Rights), Paragraph 2.6 (Sublicensing), Sections 5.2.1 (Books and Records) and 5.2.2 (Inspections), Paragraphs 6.2 – 6.6 (U.S. Manufacture, Other Government Laws, Patent Marking, Publicity – Use of Name, Confidentiality), Article 7 (Patent Preparation, Filing, Prosecution and Maintenance), Article 8 (Patent Infringement and Enforcement), Section 9.5.4 (Termination – Sublicenses), Article 10 (Indemnification, Defense and Insurance), Article 11 (Warranties), and Article 14 (Dispute Resolution). In the event of any inconsistency with the terms of this Agreement and the Upstream License Required Terms with respect to the DFCI Patents, the Upstream License Required Terms will control.

2.7    U.S. Manufacture. Poseida shall manufacture Licensed Products Covered by DFCI Patents (“DFCI Products”) leased, used, or sold in the United States substantially in the United States as required by 35 U.S.C. § 204 and 37 C.F.R. § 401 et seq., as amended, unless a waiver of such requirement is obtained. Genus will reasonably assist Poseida in obtaining any such waiver. Poseida shall require any Affiliate(s) or Sublicensee(s) to comply with the U.S. manufacture requirement(s).

2.8    Other Government Laws. Poseida shall comply with, and ensure that its Affiliates and Sublicensees comply with, all applicable government statutes and regulations that relate to Licensed Products.

2.9    Patent Marking. Poseida shall mark, and shall require its Sublicensees and Affiliates to mark, all DFCI Products sold in the United States with the word “Patent” and the number or numbers of DFCI Patents applicable to the DFCI Product.

2.10    Publicity – Use of Name (DFCI). Except as required by applicable law or regulation, Poseida, its Affiliates and Sublicensees are not permitted to use the names of DFCI, its related entities or its employees, or any adaptation thereof, in any advertising, promotional or sales literature, or in any securities report required by the Securities and Exchange Commission (except as required by law), without the prior written consent of DFCI. To the extent relevant to the rights granted to Poseida under the DFCI Patents, Poseida may: (a) refer to publications in the scientific literature by employees of DFCI; or (b) state that a sublicense from DFCI has been granted as provided in this Agreement.

12.

2.11    Compliance with DFCI Agreement.

(a)    Genus shall not take (or fail to take) any action, including failure to pay any amounts when due, that constitutes a breach of the DFCI Agreement. Genus shall not, without the prior written consent of Poseida, take (or fail to take) any action with respect to the DFCI Agreement (including amending, terminating or otherwise modifying) that would reasonably be expected to diminish the rights granted to Poseida under this Agreement.

(b)    Genus shall use […***…] efforts to enforce its rights and DFCI’s obligations under the DFCI Agreement to the extent required for Poseida to exercise its rights with respect to the DFCI Patents under this Agreement.

(c)    Genus shall not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 12.10) the DFCI Agreement without the prior written consent of Poseida, not to be unreasonably withheld.

(d)    Genus shall provide Poseida with prompt written notice of any written allegation of breach or notice of termination of the DFCI Agreement, made by any of Genus, its Affiliate or DFCI.

(e)    In the event that Genus or its Affiliate receives written notice of an alleged breach by Genus or its Affiliate under the DFCI Agreement, where termination of the DFCI Agreement or any diminishment of the licenses granted to Poseida under the DFCI Patents is being or could be sought by DFCI, then Genus will promptly provide to Poseida written notice thereof as well as whether Genus elects to cure such alleged breach. In the event that Genus elects not to cure such alleged breach, Genus shall grant Poseida the right (but not the obligation) to cure such alleged breach, and if Poseida elects to and does cure such breach, then Poseida may offset any such reasonable costs and expenses incurred by or on behalf of Poseida or any of its Affiliates in connection with curing such breach against Poseida’s future payment obligations to Genus under this Agreement.

ARTICLE 3

TECHNOLOGY TRANSFER; DEVELOPMENT AND COMMERCIALIZATION

3.1    Transfer of Licensed Know-How. Genus will work with Poseida in good faith in the […***…] days after the Effective Date, and in the […***…] days after expiration of the Option Period, to transfer to Poseida any and all Licensed Know-How in existence as of the Effective Date and at the end of the Option Period, respectively, including all Antibody sequences therein or in the Licensed Patents that have not previously been disclosed to Poseida.

3.2    Development and Commercialization of Licensed Products. As between the Parties, Poseida shall have sole control, authority, and discretion over the research, development, manufacture and commercialization of Licensed Products in the Field in the Territory, subject to Section 3.3.

***Certain Confidential Information Omitted

13.

3.3    Diligence. Poseida shall use Commercially Reasonable Efforts to research, develop and commercialize at least one Licensed Cell Product in the Field in the Territory, whether alone or with or through one (1) or more Affiliates or Sublicensees. For purposes of this Section 3.3, the efforts of each Affiliate or Sublicensee shall be considered efforts of Poseida. On or before the thirtieth day following the end of each Calendar Year of the Term prior to the First Commercial Sale of a Licensed Cell Product, Poseida shall provide to Genus a written report describing the efforts by Poseida, or any Affiliates or Sublicensees, to meet the diligence requirements described in this Section 3.3.

ARTICLE 4

FINANCIAL TERMS

4.1    Upfront Payment. Within ten (10) business days after the Effective Date, Poseida shall pay to Genus a one-time upfront payment of One Million Five Hundred Thousand Dollars ($1,500,000).

4.2    Option Exercise Fee. On that date on which Poseida exercises the Option pursuant to Section 2.1(b), Poseida shall pay to Genus a one-time Option exercise fee of One Million Five Hundred Thousand Dollars ($1,500,000).

4.3    Development, Regulatory and Sales Milestone Payments. Poseida shall promptly notify Genus, but in any event within (a) […***…] days after the first achievement of each of the first six (6) milestone events in the table below and (b) […***…] days after the end of the Calendar Year in which each of the last three (3) milestone events in the table below is achieved. Thereafter, Genus may invoice Poseida for the corresponding milestone payment, and Poseida shall pay such invoice within […***…] days after receipt thereof.

Milestone Event	Milestone Payment
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]

***Certain Confidential Information Omitted

14.

Milestone Event	Milestone Payment
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]

Each milestone payment set forth above shall be payable only once, regardless of the number of times the applicable milestone event is achieved by any Licensed Cell Product or Licensed Products, as applicable, and regardless of the number of Licensed Cell Products or Licensed Products to achieve the applicable milestone event. Under no circumstances shall Poseida be obligated to pay Genus more than seventy-one million Dollars ($71,000,000) under this Section 4.3.

4.4    Royalties.

(a)    Royalty Rates. Subject to Sections 4.4(b)-(c), Poseida shall pay to Genus royalties on Net Sales of each Licensed Product during the applicable Royalty Term, with the applicable royalty to be calculated on a Related Licensed Product-by-Related Licensed Product basis (as described below) by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of the Related Licensed Products in the Field in the Territory in each Calendar Year. Solely for purposes of this Section 4.4, a Licensed Cell Product will be considered different from another Licensed Cell Product if they contain CAR Cells that are different cell types or that are engineered to express different receptors. For each Licensed Cell Product, the Net Sales of the related Licensed Companion Diagnostic, if any, will be combined together with the Net Sales of such Licensed Cell Product (each such Licensed Cell Product together with the related Licensed Companion Diagnostic, if any, are referred to together as the “Related Licensed Products”) for purposes of determining the aggregate, worldwide Net Sales in the table below.

Annual Net Sales of each Related Licensed Product in the Territory	Royalty Rate
[...***...]	[...***...]%

***Certain Confidential Information Omitted

15.

[...***...]	[...***...]%
[...***...]	[...***...]%
[...***...]	[...***...]%

(b)    Royalty Term. Royalties shall be paid under this Section 4.4, on a country-by-country and Related Licensed Product-by-Related Licensed Product basis, on Net Sales during the period of time beginning on the First Commercial Sale of such Related Licensed Product in such country and continuing until the later of: (i) the expiration of the last-to-expire Valid Claim of the Licensed Patents Covering the applicable Licensed Cell Product in the country of sale (a “Covering Claim” in such country for such Licensed Cell Product); (ii) expiration of all Regulatory Exclusivity for such Licensed Cell Product in such country; and (iii) ten (10) years after the First Commercial Sale of such Licensed Cell Product in such country (the “Royalty Term”).

(c)    Poseida may make the following reductions in the running royalties due to Genus in the event of the following circumstances, provided that no single royalty payment to Genus for any Calendar Quarter will be reduced by more than […***…] of the amounts that would have otherwise been due under Section 4.4(a):

(i)    Know-How Reduction. In the event that, during the Royalty Term for any Related Licensed Product and country, no Covering Claim exists for the corresponding Licensed Cell Product in such country, then the royalties payable under Section 4.4(a) on Net Sales of such Licensed Cell Product in such country will be reduced by […***…] for the remainder of such Royalty Term. Such royalty reduction will be calculated by determining the portion of total Net Sales of the relevant Related Licensed Product in a Calendar Quarter that is attributable to the country in which such reduction applies, and by determining the total royalties for the Territory for such Related Licensed Product without reduction, and then reducing by […***…] the applicable portion (based on Net Sales) of such total royalties attributable to the country in which such reduction applies.

***Certain Confidential Information Omitted

16.

(ii)    Third Party Intellectual Property. Poseida may deduct from any royalties payable to Genus under Section 4.4(a), […***…] of all consideration paid by Poseida or its Affiliates or Sublicensees for any rights to Third Party intellectual property used in the Licensed Cell Product (including its development and manufacture) that is necessary to commercialize such Licensed Cell Product. Poseida may carry forward to subsequent calendar quarters any deductions that it was not able to deduct as a result of the proviso in the first sentence of this Section 4.4(c).

ARTICLE 5

PAYMENTS, RECORDS, AUDIT

5.1    Payments. All amounts payable to Genus under this Agreement shall be paid in Dollars by check or by wire transfer to a bank account specified in writing by Genus.

5.2    Reports. Within […***…] days after the end of each Calendar Quarter of any Calendar Year, following the First Commercial Sale of any Licensed Product during the Term, Poseida shall deliver to Genus a statement, on a country-by-country and Licensed Product-by-Licensed Product basis, of the following:

(a)    a list of the Licensed Products manufactured and sold by Poseida, and any Affiliates or Sublicensees, on a country-by-country and Licensed Product-by-Licensed Product basis;

(b)    the amount of gross sales and Net Sales of each of the Licensed Products during the applicable calendar quarter;

(c)    the deductions applicable to calculating Net Sales (including if such Licensed Product is a Combination Product);

(d)    an itemized accounting of the calculation of the amount of the royalty payment due on such Net Sales for such calendar quarter, including (i) a description of any reductions under Section 4.4(c), and (ii) a revised calculation of the payment due after the application of such offsets.

Along with such royalty report, Poseida shall pay Genus the royalties due for such Calendar Quarter. If no royalties are due, Poseida shall so report.

After the date of First Commercial Sale in any country, Poseida shall deliver to Genus a summary within […***…] months after such First Commercial Sale providing the activities of Poseida, and any Affiliates and Sublicensees directed toward promoting the sale of Licensed Products in the Territory.

5.3    Exchange Rate. For Net Sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars shall be made at the rate of exchange published in the Wall Street Journal, Western Edition on the last business day of the applicable Calendar Quarter.

***Certain Confidential Information Omitted

17.

5.4    Books and Records. Poseida shall keep accurate books and accounts of record in connection with its sales of Licensed Products in sufficient detail to permit verification of Poseida’s payments pursuant to Sections 4.3 and 4.4. Poseida shall require its Affiliates and Sublicensees to keep accurate books and accounts of records in connection with their sales of Licensed Products for which a royalty is due hereunder. Poseida shall maintain its records for a period of […***…] years from the end of the calendar quarter in which such sales occurred.

5.5    Audit. Genus or DFCI, […***…], through an independent, nationally recognized certified public accountant chosen by Genus or DFCI (and reasonably acceptable to Poseida), shall have the right to access Poseida’s relevant books and records for the sole purpose of verifying Poseida’s payments to Genus pursuant to Section 4.3 and 4.4 during any portion or all of the preceding […***…] years; such access shall be conducted after reasonable prior notice by Genus to Poseida during Poseida’s ordinary business hours, shall not be more frequent than once during any calendar year and shall not include any books and records that were previously accessed pursuant to this Section 5.5. Such accountant shall execute a confidentiality agreement with Poseida in customary form and shall only disclose to Genus or DFCI whether Poseida paid Genus the correct amounts pursuant to Section 4.3 or 4.4 during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that Poseida paid Genus less than the amount properly due and such determination is not subject to a good faith dispute, then Poseida shall promptly pay Genus an amount equal to such underpayment plus interest as set forth in Section 5.7, and if the amount underpaid exceeds […***…] of the amount actually due over the audited period, Poseida shall also reimburse Genus (or DFCI) for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). In the event such audit determines that Poseida paid Genus more than the amount properly due, then Genus shall promptly issue a refund to Poseida of such overpayment. Poseida shall require its Affiliates and Sublicensees to make their records available for inspection by Genus or DFCI in accordance with this Section 5.5.

5.6    Withholding of Taxes. Poseida shall pay all amounts payable to Genus under this Agreement in United States funds […***…] deduction for taxes, exchange, collection or other charges that may be imposed by any country or political subdivision with respect to any amounts payable to Genus under this Agreement as a result of any action of Poseida or any successor in interest to Poseida. […***…].

5.7    Interest. Any payment owed to Genus under this Agreement that is not made when due will accrue interest beginning on the first day following the due date specified in Article 4 and such interest payment will be due immediately but in no event later than the payment of the overdue amount to Genus. The interest will be calculated at the annual rate of the sum of (a) […***…] plus (b) […***…], the interest being compounded on the last day of each Calendar Quarter; provided that the annual rate may not exceed the maximum legal interest rate permitted by applicable Law. The payment of interest as required by this Section 5.7 does not foreclose or in any way limit Genus from exercising any other rights or remedies it has as a consequence of the lateness of any payment.

***Certain Confidential Information Omitted

18.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1    Ownership of Inventions. Ownership of Information, whether or not patentable, made in the course of performing activities under this Agreement, including all intellectual property rights therein, shall be as follows: (a) Poseida shall own all Information made solely by employees, agents or independent contractors of Poseida, (b) Genus shall own all Information made solely by employees, agents or independent contractors of Genus, and (c) the Parties shall jointly own all Information made jointly by employees, agents or independent contractors of each Party (“Joint Inventions”). All Patents claiming patentable Joint Inventions shall be referred to herein as “Joint Patents”. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, grant licenses to, assign and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

6.2    Prosecution of Patents.

(a)    Licensed Patents.

(i)    Subject to Section 6.2(a)(ii), Genus shall be responsible for and control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patents, […***…]; provided, however, that Genus shall, to the extent relevant to Licensed Cell Products in the Field in the Territory: (A) provide all information reasonably requested by Poseida with respect to the Licensed Cell Patents, (B) promptly notify Poseida in writing with respect to all significant developments regarding the Licensed Cell Patents, (C) promptly provide Poseida with a copy of each material communication from any patent authority regarding the Licensed Cell Patents, and (D) provide Poseida with drafts of each material filing (including draft patent applications and responses to office actions and similar filings) with respect to the Licensed Cell Patents a reasonable amount of time in advance of the anticipated filing date and shall, prior to filing, consider Poseida’s reasonable comments in good faith.

(ii)    In the event that Genus determines not to file, maintain or continue prosecution of any patent or patent application within the Licensed Cell Patents, Genus shall provide Poseida written notice thereof at least […***…] days before the applicable deadline. Upon receipt of such notice, Poseida shall have the right, but not the obligation, at its expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications. If Poseida decides to assume such responsibility, in its sole discretion, it shall so notify Genus in writing.

(iii)    As soon as practicable after receipt of the notice from Poseida described in Section 6.2(a)(ii), Genus shall transfer the existing, complete patent files for all applicable patents and patent applications to Poseida, shall file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Poseida and shall give Poseida’s patent counsel power of attorney thereto. Genus shall cooperate

***Certain Confidential Information Omitted

19.

with Poseida in the transfer of all prosecution and maintenance responsibilities relating to the Licensed Cell Patents.

(b)    Joint Patents.

(i)    Subject to Section 6.2(b)(ii), Poseida shall be responsible for and control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Joint Patents, […***…]; provided, however, that Poseida shall (A) provide all information reasonably requested by Genus with respect to the Joint Patents, (B) promptly notify Genus in writing with respect to all significant developments regarding the Joint Patents, (C) promptly provide Genus with a copy of each material communication from any patent authority regarding the Joint Patents, and (D) provide Genus with drafts of each material filing (including draft patent applications and responses to office actions and similar filings) with respect to the Joint Patents a reasonable amount of time in advance of the anticipated filing date and shall, prior to filing, consider Genus’ reasonable comments in good faith.

(ii)    In the event that Poseida determines not to file, maintain or continue prosecution of any patent or patent application within the Joint Patents, Poseida shall provide Genus written notice thereof at least […***…] days before the applicable deadline. Upon receipt of such notice, Genus shall have the right, but not the obligation, at its expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications. If Genus decides to assume such responsibility, in its sole discretion, it shall so notify Poseida in writing.

(iii)    As soon as practicable after receipt of the notice from Genus described in Section 6.2(b)(ii), Poseida shall transfer the existing, complete patent files for all applicable patents and patent applications to Genus, shall file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Genus and shall give Genus’ patent counsel power of attorney thereto. Poseida shall cooperate with Genus in the transfer of all prosecution and maintenance responsibilities relating to the Joint Patents.

(c)    Cooperation. Each Party shall fully cooperate with the other Party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary or useful in the preparation and prosecution of the Licensed Cell Patents and Joint Patents.

(d)    Poseida Patents. Poseida shall have the sole right to prepare, file, prosecute and maintain Patents that claim Poseida’s solely-owned Information, at Poseida’s sole cost and expense.

6.3    Enforcement.

(a)    Notification. If either Party becomes aware of any (i) existing or threatened infringement, anywhere in the world, of any Licensed Cell Patent or Joint Patent, which infringement involves (A) the manufacture, use, sale, import or offer for sale of any Licensed Cell

***Certain Confidential Information Omitted

20.

Product or (B) the filing of a BLA by a Third Party for a product that names a Licensed Cell Product as a reference product (or similar filing in a country other than the U.S.) or (ii) declaratory judgment action by a Third Party in connection with any infringement described in the preceding clause (i) alleging the invalidity, unenforceability or non-infringement of a Licensed Cell Patent in the Field and in the Territory (collectively (i) and (ii), a “Product Infringement”), such Party shall promptly notify the other Party in writing to that effect.

(b)    Enforcement Rights.

(i)    Poseida shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, such Product Infringement, […***…]. If Poseida does not, within […***…] days after its receipt or delivery of notice under Section 6.3(a), commence a suit to enforce the applicable Patents, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, then Genus shall have the right, but not the obligation, to commence such a suit or take such an action or defend against such Product Infringement in the Territory […***…]. In such event, Poseida shall take appropriate actions in order to enable Genus to commence a suit or take the actions set forth in the preceding sentence, and Poseida shall have the right […***…], to be represented in any such suit by counsel of its own choice.

(ii)    Genus may request Poseida to take steps to protect the Licensed Cell Patents from an apparent infringement. Poseida shall notify Genus, within […***…] months of receiving a written request from Genus, of action it intends to take, if any, to compel termination of the alleged infringing action or to initiate legal proceedings against the alleged infringer.

(iii)    Genus and/or DFCI independently has the right to join any legal proceeding under this Section 6.3(b), and fund up to […***…] of the cost of the legal proceeding from the date of joining. If Genus and/or DFCI elects to join as a party to the action pursuant to this Section 6.3(b), Genus and/or DFCI may jointly participate in the action with Poseida, but Poseida’s counsel will be lead counsel.

(iv)    Regardless of whether Genus and/or DFCI are joined or join any legal proceeding initiated by Poseida, no settlement, consent judgment or other voluntary final disposition of the legal proceeding that adversely affects Genus and/or DFCI may be entered into without the consent of Genus, which consent shall not be unreasonably withheld or delayed.

(c)    Collaboration. Each Party shall cooperate with and provide to the Party enforcing any such rights under this Section 6.3 reasonable assistance in such enforcement, […***…]. The non-enforcing Party further agrees to join, […***…], any such action brought under this Section 6.3 as a party plaintiff if required by applicable law to pursue such action. The enforcing Party under this Section 6.3 shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. Poseida may exercise any of its rights pursuant to this Section 6.3 through an Affiliate or Sublicensee.

***Certain Confidential Information Omitted

21.

(d)    Expenses and Recoveries. The Party bringing or defending a claim, suit or action under Section 6.3(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be allocated as follows: […***…].

(e)    Enforcement of Poseida Patents. As between the Parties, Poseida shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly infringing any Patents owned or controlled by Poseida and to defend against any declaratory judgment action against any such Patents.

(f)    DFCI. DFCI’s rights under this Section 6.3 are limited to the DFCI Patents and not any other Licensed Patent.

6.4    Action by Third Party. In the event that any Third Party initiates a declaratory judgment action alleging the noninfringement, invalidity or unenforceability of the DFCI Patents, or if any Third Party brings an infringement action against Poseida or its Affiliates or Sublicensees because of the exercise of the rights granted Poseida under this Agreement with respect to the DFCI Patents, and Poseida, Genus and/or DFCI has not commenced any action to enforce DFCI Patents against such Third Party under the terms of Section 6.3 above, Poseida shall give prompt notice to Genus of any such action. Within […***…] days from the date of its notice to Genus of any action covered under this Section 6.4, Poseida shall notify Genus whether Poseida will defend against such action under its own control […***…]. Prior to its election of whether or not to defend the declaratory judgment action during this […***…]day period, Poseida may, considering in good faith the views of Genus and DFCI, take any necessary actions, including the filing of pleadings required by the Federal Rules of Civil Procedure or any local rules of court. Any such actions and filings during this […***…] day pendency prior to election shall not be deemed as an election by Poseida to defend the declaratory judgment action. If Poseida elects not to defend such action, Genus and/or DFCI shall have the right, but not the obligation to defend against such action under its own control […***…]. Any owner of the applicable DFCI Patents shall join the action as a party if required by law, […***…]. Neither Party shall enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 6.4 without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, unless the settlement includes any express or implied admission of liability or wrongdoing on Genus’ and DFCI’s part, in which case the right to grant or deny consent is absolute and at its sole discretion. Notwithstanding the above, if Poseida and/or Genus has commenced any action to enforce DFCI

***Certain Confidential Information Omitted

22.

Patents against such Third Party under the terms of Section 6.3 above, then the terms of Section 6.3 will supersede the terms of this Section 6.4.

ARTICLE 7

CONFIDENTIALITY

7.1    Confidentiality. Each Party, in its capacity as a Receiving Party, agrees that, during the Term and for a period of […***…] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of Disclosing Party’s Confidential Information that the Receiving Party can demonstrate by competent written proof:

(a)    was already known to the Receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)    was disclosed to the Receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the Disclosing Party; or

(e)    was independently discovered or developed by the Receiving Party or its Affiliate without access to or aid, application or use of Disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

7.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 7.1, Receiving Party may disclose Disclosing Party’s Confidential Information and the terms of this Agreement solely to the extent:

(a)    such disclosure is reasonably necessary to (i) its Representatives on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are aware of the confidential nature of such information and are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement; or (ii) actual or potential investors, acquirors, licensees and

***Certain Confidential Information Omitted

23.

other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration or license, provided that in each such case such recipients are bound by confidentiality and non-use obligations at least as stringent as those contained in the Agreement and with a term of no less than […***…] years; or

(b)    such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order; provided that the Party subject to such Laws or other order shall (i) promptly notify the other Party of such required disclosure, (ii) use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure and (iii) disclose only that information that, at the advice of counsel, is required to be disclosed.

Receiving Party will be responsible for any failure of its Representatives to comply with the terms of this Section 7.2.

7.3    Publicity; Term of Agreement.

(a)    The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 7.3 or Section 7.2.

(b)    If either Party desires to make any public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), except that in the case of a press release or governmental filing required by Law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. Each such press release shall contain appropriate references to the other Party if so requested. A Party commenting on such a proposed press release shall provide its comments, if any, within […***…] business days after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 7.3(b), provided such information remains accurate as of such time.

(c)    The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

***Certain Confidential Information Omitted

24.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)    Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b)    Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

8.2    Additional Representations and Warranties of Genus. Genus represents and warrants and, as applicable, covenants to Poseida as follows, as of the Effective Date:

(a)    Title; Encumbrances. Genus is the sole owner or exclusive licensee of all Licensed Patents (which ownership or license is identified on Exhibit A), free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind that would have an adverse impact on the rights and licenses granted under this Agreement. Genus has the full and legal rights and authority to license to Poseida the Licensed Technology as provided herein;

(b)    Exhibit A. To Genus’ Knowledge, Exhibit A is an accurate listing by owner, inventor(s), serial number, country and status of all patents and patent applications owned or controlled by Genus as of the Effective Date that are necessary or useful for the development, manufacture, use, offer for sale, sale or import of CAR Cells;

(c)    Validity. To the actual knowledge of […***…]. as of the Effective Date without any duty of due inquiry (“Genus’ Knowledge” or “Knowledge”), there is no fact or circumstance existing as of the Effective Date that would cause Genus to reasonably conclude that any of the issued patents in the Licensed Patents is invalid or unenforceable, or that any patent application in the Licensed Patents will be invalid or unenforceable upon issuance;

(e)    Notice of Infringement. Genus has not received any written notice or written threat from any Third Party asserting or alleging, nor does Genus have any Knowledge of any basis for any assertion or allegation, that any research, manufacture or development of Antibodies by Genus prior to the Effective Date infringed or would infringe the intellectual property rights of such Third Party;

***Certain Confidential Information Omitted

25.

(f)    Notice of Misappropriation. Genus has not received any written notice or written threat from any Third Party asserting or alleging, and to Genus’ Knowledge there is no basis for any assertion or allegation, that any research, manufacture or development of the Licensed Technology, including Antibodies, by Genus prior to the Effective Date misappropriated the intellectual property rights of such Third Party;

(g)    No Conflicts. Genus has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Poseida under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Poseida under this Agreement, or that would otherwise materially conflict with or adversely affect Poseida’s rights under this Agreement;

(h)    Third Party Technology. To Genus’ Knowledge, (i) the manufacture, development and commercialization of CAR Cells will not infringe or misappropriate any intellectual property rights of a Third Party, and (ii) there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by the manufacture, development or commercialization of CAR Cells;

(i)    Third Party Infringement. To Genus’ Knowledge, no Third Party is infringing or has infringed any Licensed Patents or has misappropriated any Licensed Know-How;

(j)    Disclosure. Genus has disclosed to Poseida all information in Genus’s possession or Control that to Genus’ Knowledge would be material to Poseida’s analysis of the rights and licenses granted under this Agreement, and all such information disclosed by Genus is true and correct to Genus’ Knowledge.

(k)    DFCI Agreement. (i) Neither Genus nor, to Genus’ Knowledge, DFCI is in breach of the DFCI Agreement and, to Genus’ Knowledge, the DFCI Agreement is in full force and effect, and neither Genus nor any of its Affiliates has received any written notice of breach of the DFCI Agreement; and (ii) a true, correct and complete copy of the DFCI Agreement has been provided to Poseida.

8.3    Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

8.4    Covenant Regarding Control. Genus Controls and shall Control throughout the Term (a) all Patents owned or licensed by Genus as of the Effective Date and (b) any Patents that become owned or licensed by Genus after the Effective Date during the Term; in each case of (a) and (b), that are necessary for the development, manufacture, use, offer for sale, sale or import of

26.

CAR Cells; provided, however, that this Section 8.4 will not affect transfer of such Patents to any Third Party to which this Agreement is assigned pursuant to Section 12.10.

ARTICLE 9

INDEMNIFICATION

9.1    Indemnification by Poseida. Poseida shall defend, indemnify, and hold Genus, its Affiliates and DFCI, and each of their respective officers, directors, employees, and agents (the “Genus Indemnitees”) harmless from and against damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Genus Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Claims”) against such Genus Indemnitee to the extent arising from or based on (a) the research, development, design, production, manufacture, sale, commercialization, use in commerce, lease, promotion or other exploitation of any Licensed Products) by or on behalf of Poseida or its Affiliates or Sublicensees, (b) the breach of any of Poseida’s obligations, representations or warranties under this Agreement, (c) the willful misconduct or negligent acts of Poseida, its Affiliates, or Sublicensees, or their respective officers, directors, employees or agents or (d) any activities carried out by Poseida, its Affiliates, or Sublicensees, or their respective officers, directors, employees or agents pursuant to this Agreement or the exercise by Poseida, its Affiliates, or Sublicensees, or their respective officers, directors, employees or agents of any rights granted under this Agreement. The foregoing indemnity obligation shall not apply to the extent that (i) the Genus Indemnitees fail to comply with the indemnification procedures set forth in Section 9.3 and Poseida’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 9.2(b) or 9.2(c) for which Genus is obligated to indemnify the Poseida Indemnitees under Section 9.2.

9.2    Indemnification by Genus. Genus shall defend, indemnify, and hold Poseida and its Affiliates and their respective officers, directors, employees, and agents (the “Poseida Indemnitees”) harmless from and against damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Poseida Indemnitees, resulting from any Claims against such Poseida Indemnitee to the extent arising from or based on (a) the research, development, design, production, manufacture, sale, commercialization, use in commerce, lease, promotion or other exploitation of any products containing Antibodies by or on behalf of Genus or its Affiliates or licensees, (b) the breach of any of Genus’ obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts of Genus or its Affiliates, or the officers, directors, employees or agents of Genus or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Poseida Indemnitees fail to comply with the indemnification procedures set forth in Section 9.3 and Genus’ defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 9.1(b) or 9.1(c) for which Poseida is obligated to indemnify the Genus Indemnitees under Section 9.1.

9.3    Procedure. To be eligible to be indemnified as described in this Article 9, each person or entity seeking to be indemnified (each, an “Indemnitee”) shall provide the indemnifying

27.

Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 9.1 or 9.2, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of Indemnitee(s)). Each Indemnitee shall have the right to retain its own counsel, at its own expense, if representation by the counsel of the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee(s) and the Indemnifying Party. Neither the Indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other (not to be unreasonably withheld or delayed); provided however, that the indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the Indemnitee(s) and is not materially prejudicial to any Indemnitee’s rights.

9.4    Insurance. Each Party shall procure and maintain general liability insurance, including product liability insurance, in amounts not less than $[…***…] per incident and $[…***…] annual aggregate at all times during which any Licensed Product (in the case of Poseida) or Antibody (in the case of Genus) is being clinically tested in human subjects or commercially distributed or sold by such Party and for the […***…] year period thereafter. Each Party shall list DFCI as an additional insured. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least […***…] days prior to the cancellation or non-renewal of such insurance. Poseida shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of DFCI and trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns under the same terms set forth in this Section 9.4.

ARTICLE 10

TERM; TERMINATION

10.1    Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10, shall remain in effect on a Licensed Cell Product-by-Licensed Cell Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Cell Product in such country (the “Term”). Upon the expiration of the Royalty Term for a Licensed Cell Product in a particular country, the licenses granted by Genus to Poseida under Section 2.1 with respect to such Licensed Cell Product and any related Licensed Companion Diagnostic, shall become fully-paid, royalty free, perpetual and irrevocable for such country.

10.2    Termination by Poseida. Poseida may terminate this Agreement at will upon thirty (30) days prior written notice to Genus.

10.3    Termination for Certain Reasons.

(a)    Breach. Subject to Section 10.3(b), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially

***Certain Confidential Information Omitted

28.

breaches this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice; provided that if such breach is not reasonably capable of cure within such ninety (90)-day period, the breaching Party may submit a reasonably acceptable cure plan prior to the end of such ninety (90)-day period, in which case the other Party shall not have the right to terminate this Agreement for so long as the breaching Party is using diligent and good faith efforts to implement such cure plan and cure such breach.

(b)    Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 10.3(a), and such alleged breaching Party provides the other Party notice of such dispute within such ninety (90)-day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 10.3(a) unless and until the arbitrator, in accordance with Article 11, has determined that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within ninety (90) days following such arbitrator’s decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. This Section 10.3(b) will not apply with respect to any act or omission by Poseida that would reasonably be deemed a breach of the DFCI Agreement, and in such event the provisions of Section 9.2.8 of the DFCI Agreement shall apply, mutatis mutandis as if Genus is DFCI and Poseida is Company.

(c)    Insolvency. Genus may terminate this Agreement immediately upon written notice, with no further notice obligation or opportunity to cure, if (i) Poseida makes an assignment for the benefit of creditors; (ii) Poseida admits in writing its inability to pay debts as they mature; (iii) a trustee or receiver is appointed for a substantial part of Poseida’s assets; or (iv) a bankruptcy proceeding (other than a reorganization proceeding in which Poseida is and will continue to be in compliance with all the terms of this Agreement) is instituted against Poseida which is acquiesced in, is not dismissed within one hundred twenty (120) days, or results in an adjudication of bankruptcy.

(d)    Other Causes. Genus may terminate this Agreement immediately upon written notice to Poseida if Poseida (or an Affiliate or Sublicensee) fails to initiate a Phase I clinical trial for a Licensed Product within twenty (20) months after receiving approval of an IND filed by Poseida (or such Affiliate or Sublicensee) with respect to such Licensed Product.

10.4    Effects of Termination.

(a)    Accrued Obligations; Survival. Termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination. The following provisions shall survive any expiration or termination of this Agreement for a period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 7, 9, 11, and 12, and Sections 5.4, 5.5, 5.6, 5.7, 6.1, 8.3 and 10.4.

29.

(b)    Sublicense Survival. Upon termination of this Agreement by Genus pursuant to Section 10.3, any sublicense granted by Poseida under this Agreement shall survive as a direct license between Genus and such Sublicensee on the same terms and conditions as those set forth in this Agreement, to the extent applicable to the rights granted by Poseida to such Sublicensee, provided that such sublicense was granted in accordance with the terms of Section 2.2, and that such Sublicensee is in compliance with the terms of the sublicense agreement at the time of such termination and agrees to comply with all applicable terms of this Agreement. Genus is not obligated or required to accept any terms or conditions that would bind Genus beyond the scope of this Agreement.

ARTICLE 11

GOVERNING LAW; DISPUTE RESOLUTION

11.1    Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of laws principles that would require the application of other law.

11.2    Dispute Resolution. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any such dispute if and when it arises.

11.3    Resolution by Executives. If an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder arises, either Party may refer such dispute to the Chief Executive Officer of Genus and the Chief Executive Officer of Poseida, who shall meet in person or by telephone within […***…] days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such […***…]-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 11.4. The Parties acknowledge that discussions between the Parties to resolve disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

11.4    Arbitration.

(a)    JAMS. Any dispute that is not resolved through negotiations under Section 11.3 shall be finally settled by binding arbitration before one arbitrator. The arbitration shall be administered by JAMS pursuant its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), except as otherwise provided herein. The seat, or legal place, of arbitration shall be Chicago, Illinois, and the Parties consent to the personal jurisdiction of the U.S. federal courts for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. The language of the arbitration shall be English. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding Section 11.1 with respect to the applicable substantive Law, any arbitration conducted pursuant to the terms of

***Certain Confidential Information Omitted

30.

this Agreement shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws.

(b)    Award. Any award shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 11.4, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in any court of competent jurisdiction, and the Parties intend all such courts to give full faith and credit to such judgment in order to enforce such award. Judgment on the award may also be entered in any other court of competent jurisdiction. The award shall include interest from the date of any damages incurred for breach of this Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

(c)    Costs. Each Party shall bear its own legal fees. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear winner, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion. The arbitrator, in the arbitrator’s discretion, may award reimbursement of attorney’s fees to the prevailing party.

(d)    Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in the U.S. Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Additionally, nothing in this Section 11.4 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

(e)    Confidentiality. The existence and content of the arbitral proceeding, including any rulings or award, shall be kept confidential by the Parties and the arbitrator except to the extent (i) required by applicable Law; (ii) required to protect or pursue a legal right; (iii) required to enforce or challenge an award; or (iv) approved by written consent of the Parties. Notwithstanding anything to the contrary herein, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration. The arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information.

(f)    Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

(g)    Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

31.

ARTICLE 12

GENERAL PROVISIONS

12.1    Rights in Bankruptcy. All licenses and other rights granted under or pursuant to this Agreement by Genus are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Poseida, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

12.2    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.2, and shall be deemed to have been given for all purposes when received, if hand-delivered or sent by reputable courier service.

All notices to Poseida shall be addressed as follows:

Poseida Therapeutics, Inc.

4242 Campus Point Court, Suite 700

San Diego, CA 92121

Attn: Mark Gergen, CBO and CFO

with a copy to (which copy shall not constitute notice):

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA 20190-5656

Attention: Ken Krisko

All notices to Genus shall be addressed as follows:

Genus Oncology, LLC

650 Albany Street

Boston, MA 02118

Attn: Nick Pontikes, CEO

32.

with a copy to (which copy shall not constitute notice):

McDermott Will & Emery LLP

28 State Street

Boston, MA 02109-1775

Attn: Sarah Hogan

Any Party may, by written notice to the other, designate a new address to which notices to the Party giving the notice shall thereafter be delivered.

12.3    Force Majeure. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

12.4    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

12.5    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.6    Entirety of Agreement. This Agreement, including its Exhibits, sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them (including the Confidentiality Agreement) related to such subject matter. The Agreement may be amended only by a written instrument signed by authorized representatives of each of the Parties.

12.7    Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.8    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.9    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace

33.

any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.10    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.10 shall be null, void and of no legal effect.

12.11    Limitation of Liability. EXCEPT FOR INDEMNITY OBLIGATIONS IN ARTICLE 9 AND DAMAGES AVAILABLE FOR BREACH OF ARTICLE 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.12    No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

12.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

Signature Page to Follow

34.

IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement on the Effective Date.

POSEIDA THERAPEUTICS, INC.		GENUS ONCOLOGY, LLC

/s/ Mark Gergen		/s/ Nick Pontikes

Name:	Mark Gergen	Name: Nick Pontikes
Title:	CBO and CFO	Title: CEO

Exhibits

Exhibit A       Licensed Patents

Exhibit B       DFCI Agreement

Signature Page of License Agreement

Exhibit A

Licensed Patents

[…***…]

***Certain Confidential Information Omitted

A-1

Exhibit B

DFCI Agreement

[…***…]

***Certain Confidential Information Omitted

B-1